Code of Ethics Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for Principal

Executive and Senior Financial Officers

PIMCO Funds

PIMCO Variable Insurance Trust (“PVIT”)

PIMCO ETF Trust (“ETF”)

PIMCO Equity Series (“PES”)

PIMCO Equity Series VIT (“PESVIT”)

PIMCO Managed Accounts Trust

PIMCO Sponsored Closed-End Funds

PIMCO Sponsored Interval Funds1

I.	Covered Officers/Purpose of the Code

This Code of Ethics (this “Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by the Funds and, except as provided in Section VI below, applies to each Fund’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Covered Persons”). Each Covered Person is identified in Exhibit A.)

This Code has been adopted for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by a Fund;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest or the appearance thereof.

[1]

The listed entities which are open-end investment companies are known as the “Trusts,” the listed entities which are publicly-traded closed-end investment companies are known as the “Closed-End Funds,” and the listed entities which are closed-end investment companies operating as “interval” funds under Rule 23c-3 of the 1940 Act are known as the “Interval Funds.” The Trusts’ respective series, the Closed-End Funds, and the Interval Funds are referred to herein as the “Funds.” References to “Trustees” include Directors, as applicable.

Sarbanes-Oxley Code of Ethics

II.	Covered Persons Should Handle Ethically Any Actual or Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his service to, the relevant Fund. For example, a conflict of interest would arise if a Covered Person, or a member of the Covered Person’s family, receives improper personal benefits as a result of the Covered Person’s position with the relevant Fund.

Certain conflicts of interest arise out of the relationships between Covered Persons and the relevant Fund and already are subject to conflict of interest provisions and procedures in the Investment Company Act of 1940, as amended (including the regulations thereunder, the “1940 Act”) and the Investment Advisers Act of 1940, as amended (including the regulations thereunder, the “Investment Advisers Act”) and other applicable laws. Indeed, conflicts of interest are endemic for registered management investment companies and those conflicts are both substantially and procedurally dealt with under the 1940 Act. For example, Covered Persons may not engage in certain transactions with a Fund because of their status as “affiliated persons” of such Fund. The compliance program of each Fund and the compliance programs of its investment adviser, principal underwriter (with respect to the Trusts) and administrator (each a “PIMCO-Affiliated Service Provider” and, collectively, the “PIMCO-Affiliated Service Providers”2) are reasonably designed to prevent, or identify and correct, violations of many of those provisions, although they are not designed to provide absolute assurance as to those matters. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and its applicable PIMCO-Affiliated Service Providers of which the Covered Persons are also officers or employees. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether for the Funds or for a PIMCO-Affiliated Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the PIMCO-Affiliated Service Providers and the Funds. The participation of the Covered Persons in such activities is inherent in the contractual relationships between the Funds and their applicable PIMCO-Affiliated Service Providers and is consistent with the performance by the Covered Persons of their duties as officers of the relevant Fund. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and the relevant Fund’s constitutional documents, such activities will be deemed to have been handled ethically. Frequently, the 1940 Act establishes, as a mechanism for dealing with conflicts, requirements that such potential conflicts be disclosed to and approved by the Trustees of a Fund who are not “interested persons” of such Fund under the 1940 Act. In addition, it is recognized by each Fund’s Board of Trustees that the Covered Persons may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

[2]	Each PIMCO-Affiliated Service Provider is identified in Exhibit B.

Sarbanes-Oxley Code of Ethics

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Persons should bear in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the relevant Fund, unless the personal interest is disclosed to and reviewed by other officers of such Fund or such Fund’s Chief Compliance Officer (“CCO”).

*        *        *         *

Each Covered Person must not:

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use his personal influence or personal relationships to improperly influence investment decisions or financial reporting by the relevant Fund whereby the Covered Person would benefit personally to the detriment of such Fund;

●	cause the relevant Fund to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than the benefit of such Fund; or

●	retaliate against any other Covered Person or any employee of the Funds or their PIMCO-Affiliated Service Providers for reports of potential violations that are made in good faith.

There are some conflict of interest situations that should always be submitted for review by the President of the relevant Fund (or, with respect to activities of the President, by the Chairman of the relevant Fund or, if the same person holds the titles of President and Chairman, by the Fund’s CCO). These conflict of interest situations are listed below:

●	service on the board of directors or governing board of a publicly traded entity;

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knowing acceptance of any investment opportunity or of any material gift or gratuity from any person or entity that does business, or desires to do business, with the relevant Fund. For these purposes, material gifts do not include (i) gifts from a single giver so long as their aggregate annual value does not exceed the equivalent of $100.00; (ii) attending business meals, business related conferences, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable[3] and both the Covered Person and the giver are present[4]; or (iii) gifts or meals/conferences/events received from the Covered Person’s employer;

3         Whether an entertainment expense is “reasonable” will vary depending on the circumstances. For example, under proposed FINRA (NASD) guidance (Proposed IM 3060, SEC Release No. 34-55765, May 15, 2007), generally, a business entertainment event that is so lavish or extensive in nature that an attendee would likely feel compelled to direct business to the sponsor of the event, or a business entertainment event that is intended or designed to cause, or would be reasonably judged to have the likely effect of causing the attendee to act in a manner that is inconsistent with the best interests of a Fund would be unreasonable per se.

4         In the event a Covered Person is a registered representative of the Funds’ principal underwriter, the aggregate annual gift value from a single giver shall not exceed $100.00 as required by the rules of FINRA. However, PIMCO employees and PIMCO Investments LLC registered representatives are subject to the respective firm’s internal policies on accepting gifts and entertainment and must abide by the limitations imposed by such policies.

Sarbanes-Oxley Code of Ethics

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any ownership interest in, or any consulting or employment relationship with, any entities doing business with the relevant Fund, other than a PIMCO-Affiliated Service Provider or an affiliate of a PIMCO-Affiliated Service Provider.[5] This restriction shall not apply to or otherwise limit the ownership of publicly traded securities of such entities doing business with the relevant Fund so long as the Covered Person’s ownership does not exceed more than 2% of the outstanding securities of the relevant class; or

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knowingly have a direct or indirect financial interest in commissions, transaction charges or spreads paid by the relevant Fund for effecting portfolio transactions or for selling or redeeming shares of a Fund other than an interest arising from the Covered Person’s employment. This restriction shall not apply to or otherwise limit the direct or indirect ownership of publicly traded securities of any such company so long as the Covered Person’s ownership does not exceed more than 2% of the particular class of security outstanding.

III.	Disclosure and Compliance

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No Covered Person should knowingly misrepresent, or cause others to misrepresent, facts about the relevant Fund to others, whether within or outside such Fund, including to such Fund’s Board of Trustees and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Person should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds, applicable PIMCO Affiliated Service Providers, other service providers, or with counsel to the Funds with the goal of promoting full, fair, accurate, timely and understandable disclosure in the registration statements or periodic reports that the Funds file with, or submit to, the SEC (which, for sake of clarity, does not include any sales literature, omitting prospectuses, or “tombstone” advertising prepared by the relevant Fund’s principal underwriter(s)); and

●	it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

5         For purposes of the Code, an “affiliate” of a Service Provider is (a) any natural person or entity directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of the Service Provider; (b) any natural person or entity 5% or more of whose outstanding voting securities are directly or indirectly owned by, controlled, or held with power to vote, by the Service Provider; (c) any person directly or indirectly controlling, controlled by, or under common control with, the Service Provider; or (d) any officer, director, partner, copartner, or employee of the Service Provider.

Sarbanes-Oxley Code of Ethics

IV.	Reporting and Accountability

Each Covered Person must:

●	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the relevant Fund that he has received, read, and understood the Code;

●	annually thereafter affirm to the relevant Fund that he has complied with the requirements of the Code by completing the Annual Certification of Compliance attached hereto as Exhibit C;

●	provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by the relevant Fund as well as with respect to any supplemental request for information; and

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notify the President of the relevant Fund promptly if he or she is convinced to a moral certainty that there has been a material violation of this Code (with respect to violations by a President, the Covered Person shall report to the Chairman of the relevant Fund or, if the same person holds the titles of President and Chairman, to the Fund’s CCO).

The President of each Fund is responsible for applying this Code to specific situations in which questions are presented under it and, in consultation with the Fund’s CCO, has the authority to interpret this Code in any particular situation. However, any reviews sought by the President will be considered by the Chairman of the relevant Fund or, if the same person holds the titles of President and Chairman, by the Fund’s CCO.

The Funds will follow these procedures in investigating and enforcing this Code:

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the President will take all appropriate action to investigate any potential material violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

●	if, after such investigation, the President believes that no material violation has occurred, the President is not required to take any further action;

●	any matter that the President believes is a material violation will be reported to the applicable Fund’s CCO;

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if the CCO concurs that a material violation has occurred, it will inform and make a recommendation to the Fund’s Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of a PIMCO-Affiliated Service Provider or its board; or a recommendation to dismiss the Covered Person; and

Sarbanes-Oxley Code of Ethics

A Fund’s CCO or Board of Trustees may grant waivers under this Code, as each deems appropriate.

V.	Public Disclosure of Changes and Waivers

Any changes to this Code will, to the extent required by the SEC’s rules, be disclosed on the Fund’s website or in the Fund’s N-CSR. Any waivers under this Code relating to a Covered Person will, to the extent required by the SEC’s rules, be disclosed on the Fund’s website or in the Fund’s N-CSR.

VI.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or the Funds’ PIMCO-Affiliated Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Funds’ and their PIMCO-Affiliated Service Providers’ codes of ethics under Rule 17j-1 under the 1940 Act and the PIMCO-Affiliated Service Providers’ more detailed compliance policies and procedures are separate requirements applying to the Covered Persons and others, and are not part of this Code.

This Code will not be interpreted or applied in any manner that would violate the legal rights of any Covered Person as an employee under applicable law. For example, nothing in this Code or the Exhibits attached hereto prohibits or in any way restricts any Covered Person from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the SEC or any other governmental or regulatory body or self-regulatory organization. A Covered Person does not need prior authorization of PIMCO, a Fund or a PIMCO-Affiliated Service Provider before taking any such action and is not required to inform PIMCO, a Fund or a PIMCO-Affiliated Service Provider if he or she chooses to take such action.

VII.	Amendments

Any material amendments to this Code must be approved or ratified by a majority vote of the Board of Trustees.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as permitted by the Board of Trustees.

Sarbanes-Oxley Code of Ethics

IX.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Sarbanes-Oxley Code of Ethics

History of Amendments

History of adoptions and amendments:

Adopted:	September 29, 2004
Effective:	October 5, 2004
Amended:	April 1, 2005
Amended:	May 24, 2005
Amended:	February 24, 2009 (added ETF)
Amended:	March 31, 2009
Amended:	August 11, 2009
Amended:	March 30, 2010 (added PES and PESVIT)
Amended:	March 1, 2011
Amended:	February 27, 2013
Amended:	November 7, 2013 (non-material changes)
Amended:	February 26, 2014 (non-material changes)
Amended:	August 14, 2014 (added PIMCO Managed Accounts Trust and PIMCO Sponsored Closed-End Funds)
Amended:	January 17, 2015
Amended:	December 14, 2016 (added PIMCO Sponsored Interval Funds)
Amended:	February 15, 2017 (Open-End Funds Boards); March 23, 2017 (Approved by PIMCO Managed Accounts Trust, PIMO Sponsored Closed-End Funds and PIMCO Sponsored Interval Funds)
Amended:	May 28, 2019 (updated Exhibit A for PIMCO Managed Accounts Trust, PIMO Sponsored Closed-End Funds and PIMCO Sponsored Interval Funds)
Amended:	June 15, 2019 (updated Exhibit A for OEF/ETF)

Exhibit A

Persons Covered by this Code of Ethics

Trust	Principal Executive Officer	Principal Financial Officer	Principal Accounting Officer
PIMCO Funds	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
PVIT	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
ETF	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
PES	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
PESVIT	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
PIMCO Managed Accounts Trust	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
PIMCO Sponsored Closed-End Funds	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd
PIMCO Sponsored Interval Funds	Eric D. Johnson	Bradley A. Todd	Bradley A. Todd

Note that a listed officer is only a “Covered Person” of the Fund(s) for which he or she serves as a Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer.

A-1

Exhibit B

PIMCO-Affiliated Service Providers*

Investment Adviser	Pacific Investment Management Company LLC (“PIMCO”)
Principal Underwriter**	PIMCO Investments LLC
Administrator***	PIMCO

* None of the PIMCO-Affiliated Service Providers are publicly traded companies.

** PIMCO Investments LLC does not serve as the principal underwriter for the Closed-End Funds.

*** Each Fund retains PIMCO to provide administrative services, either under separate administration agreements or under their advisory or management agreements.

B-1

Exhibit C

ANNUAL CERTIFICATION OF COMPLIANCE

I hereby certify that I have complied with the requirements of the Code of Ethics Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for Principal Executive and Senior Financial Officers (the “Code”) for the year ended December 31,         . I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

Date:
Signature

C-1